Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Core Scientific, Inc. (f/k/a Power & Digital Infrastructure Acquisition Corp.) on Form S-8 of our report dated March 30, 2022, with respect to our audits of the consolidated financial statements of Core Scientific, Inc. (f/k/a Power & Digital Infrastructure Acquisition Corp.) as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from December 29, 2020 (inception) through December 31, 2020 appearing in the Annual Report on Form 10-K of Core Scientific, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 20, 2022